UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2017

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, OH	43219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000
(Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03    Material Modification to Rights of Security Holders.
The information set forth in the second paragraph of Item 8.01of this Form 8-K is incorporated herein by reference.
Item 8.01    Other Events.
On September 11, 2012, M/I Homes, Inc. (the “Company”) issued $57.5 million in aggregate principal amount of 3.25% Convertible Senior Subordinated Notes due 2017 (the “2017 Convertible Notes”). The 2017 Convertible Notes mature on September 15, 2017, and the deadline for holders to convert the 2017 Convertible Notes was September 13, 2017. As a result of conversion elections made by holders of the 2017 Convertible Notes, all $57.5 million in aggregate principal amount of the 2017 Convertible Notes are being settled through the issuance of common shares of the Company. In total, the Company will issue approximately 2.4 million of its common shares as a result of conversions in respect of the 2017 Convertible Notes.
Additionally, on September 14, 2017, the Company issued a press release announcing that it will redeem all of its outstanding depositary shares, each representing 1/1,000th of a 9.75% Series A Preferred Share of the Company, on October 16, 2017 at a redemption price per depositary share of $25.00 plus an amount equal to $0.209896 (which amount represents the accrued and unpaid dividends thereon (whether or not earned or declared) from September 15, 2017 to (but excluding) October 16, 2017). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated September 14, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 14, 2017
M/I Homes, Inc.
By: /s/Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated September 14, 2017.